Exhibit 99.1

Red Robin Gourmet Burgers Reports Financial Results for the Fourth Quarter and Year
Ended December 31, 2006; Provides Guidance for Full Year 2007

Greenwood Village, CO — (BUSINESS WIRE) — February 22, 2007 —Red Robin Gourmet Burgers, Inc., (NASDAQ: RRGB), a casual dining restaurant chain focused on serving an innovative selection of high-quality gourmet burgers in a family-friendly atmosphere, today reported financial results for the thirteen weeks and fifty-three weeks ended December 31, 2006,  and provided guidance for the 2007 fiscal year.

Financial and Operational Highlights

Highlights for the thirteen weeks ended December 31, 2006, compared to the twelve weeks ended December 25, 2005, are as follows:

•                  Total revenues increased 40.6% to $163.8 million

•                  Restaurant revenue increased 41.8% to $160.4 million

•                  Company-owned comparable restaurant sales increased 0.2%, on a 13-week comparable basis

•                  Restaurant-level operating profit increased 48.4% to $34.6 million, including $0.2 million in stock compensation expense

•                  Diluted earnings per share were $0.53, including $0.06 of stock compensation expense,  approximately $0.01 per share charge from reacquired franchise costs, and an $0.11 per share benefit from the impact of the extra week in 2006, vs. $0.33 in diluted earnings per share last year

•                  A total of 15 new Red Robin® restaurants, 7 company-owned and 8 franchised locations were opened during the period

Highlights for the fifty-three weeks ended December 31, 2006, compared to the fifty-two weeks ended December 25, 2005, are as follows:

•                  Total revenues increased 27.3% to $618.7 million

•                  Restaurant revenue increased 27.9% to $603.4 million

•                  Company-owned comparable restaurant sales increased 2.4%, on a 53-week comparable basis

•                  Restaurant-level operating profit increased 27.1% to $128.0 million, including $0.9 million in stock compensation expense

•                  Diluted earnings per share were $1.75, including $0.24 of stock compensation expense, a $0.07 per share charge from the reacquired franchise costs, and an $0.11 per share benefit from the impact of the extra week in 2006, compared to $1.64 in diluted earnings per share last year, which included a $0.06 per share charge related to significant and unusual items.

•                  A total of 48 new Red Robin® restaurants, 32 company-owned and 16 franchised locations were opened across in 2006

“Our fourth quarter financial results were stronger than we anticipated due to better than expected operating performance, and a greater benefit from the 53rd week this fiscal period,  combined with a the receipt of funds from a class action litigation settlement from Visa and Mastercard, as well as an improvement in our effective tax rate. In 2007, we intend to raise our brand profile through a national media strategy, which we believe will enhance awareness of the Red Robin brand, particularly in newer markets in an effort to drive restaurant sales. We have also tempered new restaurant growth to enable us to focus on brand awareness, improve new restaurant performance, and reduce development costs, all of which we believe can help us drive stronger longer-term financial performance and returns,” said Dennis Mullen, chairman and chief executive officer.

As of the end of fiscal 2006, there were 208 company-owned and 139 franchised Red Robin® restaurants.

The fiscal year ended December 31, 2006 was a 53-week year, and the fiscal fourth quarter of 2006 was a 13-week quarter, while the fiscal year and fourth quarter 2005 included 52 weeks, and 12 weeks, respectively.  The calculation of the comparable restaurant sales increase for each period presented in 2006 was made on a 13-week quarter or 53-week fiscal year basis by including the first week of 2006 fiscal year in the comparable restaurant performance for 2005.  The calculation of average weekly sales for the periods presented for 2006 includes the additional week in the 13-week or 53-week average, but the prior year comparison of average weekly sales in 2005 has not been modified from previous disclosures.

Beginning with the fiscal first quarter of 2006, the Company adopted the requirements related to expensing stock-based compensation in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-based Payment” (“SFAS 123R”) on a modified prospective basis.  The impact to diluted earnings per share from stock compensation expense for the fiscal fourth quarter of 2006 and the fiscal year 2006 were $0.06 and $0.24, respectively.

Schedule II of this earnings release reconciles the impact on the net income and diluted earnings per share as reported on a GAAP basis in the fiscal fourth quarter and fiscal year of 2006 and 2005, to adjusted amounts excluding stock compensation expense, the reacquired franchise costs, and the extra week.  Excluding the impact of stock compensation expense, the reacquired franchise costs, and the extra week in the fourth quarter, net income for the fiscal fourth quarter of 2006 would have increased 46.1% to $8.1 million and net income per diluted share would have increased 48.5% to $0.49.  For the full year 2006, net income excluding stock compensation expense, the reacquired franchise costs, and the extra week in the fiscal year, would have increased 14.8% to $32.7 million and net income per diluted share would have increased 14.7% to $1.95 per diluted share.

Fiscal Fourth Quarter 2006 Results

Comparable restaurant sales increased 0.2% for company-owned restaurants in the fiscal fourth quarter of 2006 compared to the fiscal fourth quarter of 2005, driven by a 3.2% increase in the average guest check which was offset by a 3.0% decline in guest counts.  Average weekly comparable sales for company-owned restaurants were $61,421 in the fiscal fourth quarter of 2006, compared to $60,966 in the same period a year ago.  Average weekly sales for non-comparable company-owned restaurants were $53,557 in the fiscal fourth quarter of 2006, compared to $56,573 in the fiscal fourth quarter a year ago.  Average weekly comparable sales for the 13 restaurants acquired from our Washington franchisee were $82,167 in the fiscal fourth quarter of 2006.

Total Company revenues, which include company-owned restaurant sales and franchise royalties and fees, increased 40.6% to $163.8 million in the fiscal fourth quarter of 2006, versus $116.5 million last year.  Franchise royalties and fees fell 0.9% to $3.4 million in the fiscal fourth quarter of 2006 compared to the same period a year ago, due in part to the Company’s purchase of 13 franchised locations from the Washington franchisee in the second half of fiscal 2006.

For the fiscal fourth quarter of 2006, the Company’s franchise system reported a decrease in total U.S. franchise restaurant sales of 3.5% to $84.6 million, compared to $87.7 million in the prior year period due to the acquisition of the 13 franchised locations by the Company in the second half of fiscal 2006.  Comparable sales in the fiscal fourth quarter of 2006 for franchise restaurants in the U.S. and Canada increased 1.5% and 5.1% over the fiscal fourth quarter of 2005, respectively.  Average weekly sales in the fiscal fourth quarter of 2006 for the Company’s comparable franchise restaurants were $55,487 in the U.S. versus $56,379 for the same period the prior year, and C$45,772 in Canada versus C$42,374 in the same period last year.  Canadian results are in Canadian dollars.

Restaurant-level operating profit margins at company-owned restaurants increased to 21.5% in the fiscal fourth quarter of 2006 from 20.6% in the fiscal fourth quarter of 2005.  Fiscal fourth quarter restaurant-level operating profit included $0.2 million in stock compensation expense, which approximated 0.1% of restaurant revenue.  Fiscal fourth quarter 2006 restaurant-level operating profit margins were positively impacted by lower cost of sales, labor, and restaurant operating costs, which were somewhat offset by higher occupancy costs.

The Company’s restaurant-level operating profit metric does not represent income from operations or net income calculated in accordance with generally accepted accounting principles (“GAAP”). Schedule I of this earnings release reconciles restaurant-level operating profit to income from operations and net income for all periods presented.

General and administrative expense was $13.3 million in the fiscal fourth quarter of 2006 and $9.2 million in the fiscal fourth quarter of 2005, which were 8.1% and 7.9% of total revenue, respectively.  Included in general and administrative expense for the fiscal fourth quarter 2006 was $1.0 million in stock compensation expense, which approximated 0.6% of total revenue, and for which there was no comparable expense last year.

In the fiscal fourth quarter of 2006, the Company also:

•                                                       Incurred $0.3 million in pre-tax charges for reacquired franchise costs or $0.01 per diluted share after tax, relating to the termination of a franchise agreement for the acquired Puyallup restaurant, as it operated at a royalty rate lower than current market royalty rates;

•                                                       Received $0.3 million for a widely publicized class action litigation settlement with credit card companies, which was a benefit to general and administrative expense, or $0.01 per diluted share after tax,

•                                                       Realized a reduction in the effective tax rate, which benefited diluted earnings per share by approximately $0.05.

Net income for the fiscal fourth quarter of 2006 was $8.8 million or $0.53 per diluted share, as compared to net income of $5.5 million, or $0.33 per diluted share, in the fiscal fourth quarter of 2005.  Net income for the fiscal fourth quarter of 2006 includes $1.2 million in pre-tax stock compensation expense, or $0.06 per diluted share, after tax.

Fiscal Year 2006 Results

Comparable restaurant sales increased 2.4% for company-owned restaurants in the full year ended December 31, 2006 over the year ago period, driven by a 1.9% increase in the average guest check as well as a 0.5% increase in guest counts.  Average weekly comparable sales for company-owned restaurants were $63,729 in fiscal year 2006, compared to $63,236 in fiscal year 2005.  Average weekly sales for non-comparable Company-owned restaurants were $55,806 in the fiscal year 2006, compared to $58,770 in fiscal year 2005.  Average weekly comparable sales for the 13 acquired restaurants were $83,798 in fiscal year 2006.

Total Company revenues, which include company-owned restaurant sales and franchise royalties and fees, increased 27.3% to $618.7 million for the fifty-three weeks ended December 31, 2006, compared to $486.0 million for the fifty-two weeks ended December 25, 2005.  Franchise royalties and fees in the fiscal year 2006 increased 9.2% to $15.1 million compared to the same period a year ago.  Fiscal year 2006 franchise royalties exclude royalty revenue from the 13 acquired franchise restaurants in Washington State beginning in the fiscal third quarter of 2006.

For the fiscal year 2006, the Company’s franchise system reported an increase in total U.S. franchise restaurant sales of 11.4%, to $364.3 million, compared to $327.0 million in fiscal year 2005, which was partially offset by the reduction in franchise sales resulting from the 13 franchise restaurants acquired by the Company beginning in the third fiscal quarter of 2006.  Comparable sales in fiscal year 2006 for franchise restaurants in the U.S. and Canada increased 2.6% and 7.9%, respectively, over the year ago comparable period.  Average weekly sales in fiscal year 2006 for the Company’s comparable franchise restaurants were $58,459 in the U.S. versus $58,182 for the same period in the prior year, and C$46,473 in Canada versus C$43,259 in the same last year.  Canadian results are in Canadian dollars.

Restaurant-level operating profit margins from company-owned restaurants was 21.2% for fiscal year 2006 compared to 21.3% for the fiscal year of 2005.  The fifty-three weeks of fiscal 2006 includes stock compensation expense of $0.9 million, or approximately 0.1% of restaurant revenue.  Full year 2006 restaurant-level operating profit margins were positively impacted by lower cost of sales and occupancy costs, which were somewhat offset by higher labor and restaurant operating costs.

The Company’s restaurant-level operating profit metric does not represent income from operations or net income calculated in accordance with generally accepted accounting principles (“GAAP”). Schedule I of this earnings release reconciles restaurant-level operating profit to income from operations and net income for all periods presented.

General and administrative expense was $51.4 million for the full year 2006 compared to $36.7 million for the same period of 2005, which were 8.3% and 7.5% of total revenue in their respective periods.  Included in general and administrative expense for the fifty-three weeks of fiscal 2006 was $4.9 million in stock compensation expense, which approximated 0.8% of total revenue, and for which there was no comparable expense last year.  Excluding stock compensation expense, general and administrative expense as a percentage of total revenue was flat year over year.

In the fiscal year 2006, the Company incurred $1.7 million in pre-tax charges, or $0.07 per diluted share after tax, for a charge relating to the termination of franchise agreements for certain of the acquired restaurants in Washington state that operated at a royalty rate lower than current market royalty rates.  In the fiscal year 2005, the Company incurred $1.5 million in pre-tax charges, or $0.06 per diluted share after tax, for two significant and unusual items related to the managerial changes made in the third quarter of 2005.

Net income for the fifty-three weeks ended December 31, 2006 was $29.4 million or $1.75 per diluted share, compared to net income of $27.4 million or $1.64 per diluted share in the prior year period.  Net income for fiscal 2006 includes $5.8 million in pre-tax stock compensation expense, or $0.24 per diluted share after tax, and for which there was no comparable expense last year.

Outlook

Beginning with the Company’s 2007 fiscal year, the Company will provide only annual guidance for revenue, comparable restaurant sales growth, and earnings per share expectations.  The Company will continue to provide quarterly unit development expectations for both company-owned units as well as franchise units. The Company plans to give quarterly updates to its 2007 annual revenue and comparable restaurant sales, and earnings guidance as circumstances warrant it.

For the first quarter of 2007, which is a 16 week quarter, the Company expects to open 8 to 9 new company-owned and 7 to 9 new franchised restaurants.  Five company-owned and 2 new franchised restaurants have already opened during the first quarter of 2007, and 15 company-owned and 10 franchise restaurants are currently under construction. For the first half of 2007, the Company expects to open between 17 and 19 new restaurants of the 24 to 27 new company-owned units planned for the full fiscal year of 2007.  The franchisees are expected to open between 15 and 17 new restaurants in fiscal 2007.

For the full year of 2007, which is a 52-week year, the Company expects revenues of $715 to $735 million and net income of $1.75 to $1.85 per diluted share, including the impact of Statement of SFAS No. 123R.  The impact of SFAS No. 123R for the full fiscal year of 2007 is expected to be between $0.28 and $0.30 per diluted share.

These projected full fiscal year 2007 results are also based upon certain assumptions, including an expected comparable restaurant sales increase of approximately 2% to 3.5%. Forecasted growth in annual comparable restaurant sales are expected to be concentrated in the last three quarters of the fiscal year.

The Company’s 2007 financial guidance includes the launch of a national advertising campaign that will be funded by company-owned and franchised restaurants. Total 2007 spending is expected to be approximately $11.0 million to $11.5 million which will be funded by a national advertising fund, whereby each restaurant in the system, company-owned and franchised, is contributing approximately 1% of their restaurant revenue in 2007.  The company-owned restaurants will contribute an incremental 0.5% beginning in March 2007 to the national advertising fund, with the remaining 0.5% contributions coming from the reallocation of historical marketing spending.

Investor Conference Call and Webcast

Red Robin will host an investor conference call to discuss its fourth quarter and year end results today at 5:00 p.m. ET. The conference call number is (800) 665-0430.  To access the webcast, please visit www.redrobin.com and select the “Investors” link from the menu. The quarterly and fiscal year financial information that we intend to discuss during the conference call is included in this press release and will be available on the “Investors” link of the Company’s website at www.redrobin.com following the conference call.

About Red Robin Gourmet Burgers, Inc. (NASDAQ: RRGB)

Red Robin Gourmet Burgers, Inc., (www.redrobin.com), founded in 1969, is a casual dining restaurant chain that serves up wholesome, fun, feel-good experiences in a family-friendly environment.  Red Robin® restaurants are famous for serving more than 22 high-quality gourmet burgers in a variety of recipes with Bottomless Steak Fries®, as well as salads, soups, appetizers, entrees, desserts, and signature Mad Mixology® Beverages.  There are more than 350 Red Robin® restaurants located across the United States and Canada, which include both corporate-owned locations and those operating under franchise or license agreements.

Forward-Looking Statements

Certain information and statements contained in this press release, including those under the heading “Outlook”, are forward-looking statements. Forward-looking statements include statements regarding our expectations, beliefs, intentions, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts. These statements may be identified, without limitation, by the use of forward-looking terminology such as “anticipates,” “expects,” “forecasted”, “assumptions,” “projected,” or comparable terms or the negative thereof. All forward-looking statements included in this press release are based on information available to the Company on the date hereof. Such statements speak only as of the date hereof and we undertake no obligation to update any such statement to reflect events or circumstances arising after the date hereof. These statements are based on assumptions believed by us to be reasonable, and involve known and unknown risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: our ability to achieve and manage our planned expansion, including both in new markets and existing markets; lack of awareness of our brand in new markets; higher percentage of operating weeks from non-comparable restaurants; concentration of less mature restaurants in the comp restaurant base; effectiveness of our initiative to normalize new restaurant operations; ability to attract, motivate and retain qualified team members, particularly in new markets; the effectiveness of our proposed new advertising strategy; the ability of our franchisees to open and manage new restaurants; effectiveness of our management strategies and decisions; the concentration of our restaurants in the Western United States; changes in the availability and costs of food; changes in labor costs; changes in energy costs; changes in availability of capital or credit facility borrowings; changes in the cost and availability of building materials and restaurant supplies; potential fluctuation in our quarterly operating results due to seasonality and other factors; the effect of increased competition in the casual dining market; the continued service of key management personnel; changes in consumer preferences, general economic conditions or consumer discretionary spending; health concerns about our food products and food preparation;  our ability to protect our name and logo and other proprietary information; the impact of federal, state or local government regulations relating to our team members or the sale of food or alcoholic beverages; the costs associated with pending litigation and investigations including diversion of management time and attention and any expense related to settlement of such matters; our franchisees’ adherence to our practices, policies and procedures;  and other risk factors described from time to time in the Company’s 10-Q and 10-K filings with the SEC.

For further information contact:
Don Duffy/Raphael Gross
Integrated Corporate Relations
203-682-8200

RED ROBIN GOURMET BURGERS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands, except share amounts)
(Unaudited)

	December 31, 2006	December 25, 2005
Assets:
Current Assets:
Cash and cash equivalents	$2,762	$3,340
Accounts receivable, net	3,305	3,589
Inventories	8,486	6,485
Prepaid expenses and other current assets	5,885	5,340
Income tax receivable	5,862	1,516
Deferred tax asset	2,156	2,046
Restricted current assets—marketing funds	827	1,548
Total current assets	29,283	23,864
Property and equipment, net	351,736	270,279
Deferred tax asset	—	4,129
Goodwill and intangible assets, net	66,268	33,092
Other assets, net	3,311	3,057
Total assets	$450,598	$334,421

Liabilities and Stockholders’ Equity:
Current Liabilities:
Trade accounts payable	$6,312	$5,675
Construction related payables	17,839	8,340
Accrued payroll and payroll related liabilities	19,144	17,459
Unredeemed gift certificates	9,374	7,273
Accrued liabilities	15,036	10,137
Accrued liabilities—marketing funds	827	1,548
Current portion of long-term debt and capital lease obligations	1,630	2,861
Total current liabilities	70,162	53,293
Deferred rent	18,076	15,331
Long-term debt and capital lease obligations	112,341	55,663
Other non-current liabilities	6,486	5,275
Total liabilities	207,065	129,562

Commitments and contingencies
Stockholders’ Equity:
Common stock	17	16
Treasury stock	(83)	(83)
Paid-in capital	146,614	137,294
Accumulated other comprehensive income, net of tax	—	9
Retained earnings	96,985	67,623
Total stockholders’ equity	243,533	204,859
Total liabilities and stockholders’ equity	$450,598	$334,421

RED ROBIN GOURMET BURGERS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(In thousands, except share and per share amounts)
(Unaudited)

	Thirteen	Twelve	Fifty-Three	Fifty-Two
	Weeks Ended		Weeks Ended
	December 31, 2006	December 25, 2005	December 31, 2006	December 25, 2005

Revenues:
Restaurant revenue	$160,353	$113,052	$603,391	$471,860
Franchise royalties and fees	3,374	3,405	15,131	13,850
Rent revenue	38	41	199	313
Total revenues	163,765	116,498	618,721	486,023

Costs and expenses:
Restaurant operating costs:
Cost of sales	35,869	25,509	136,470	109,419
Labor (includes $219, $0, $894 and $0 of stock-based compensation expense, respectively)	54,081	39,153	206,572	160,142
Operating	25,703	18,276	94,733	71,929
Occupancy	10,148	6,830	37,593	29,669
Depreciation and amortization	8,972	6,721	33,874	26,115
General and administrative (includes $986, $0, $4,882 and $97 of stock-based compensation expense, respectively)	13,276	9,160	51,405	36,666
Pre-opening costs	1,848	2,075	8,491	6,250
Reacquired franchise costs	301	—	1,735	—
Significant and unusual items, net (includes $0, $0, $0 and $2,793 of stock-based compensation expense, respectively)	—	—	—	1,543
Total costs and expenses	150,198	107,724	570,873	441,733

Income from operations	13,567	8,774	47,848	44,290
Other expense (income):
Interest expense, net	1,924	758	5,567	2,969
Other	2	(23)	(18)	77
Total other expenses	1,926	735	5,549	3,046

Income before income taxes	11,641	8,039	42,299	41,244
Provision for income taxes	2,820	2,506	12,937	13,858
Net income	$8,821	$5,533	$29,362	$27,386
Earnings per share:
Basic	$0.53	$0.34	$1.78	$1.68
Diluted	$0.53	$0.33	$1.75	$1.64
Weighted average shares outstanding:
Basic	16,585	16,451	16,538	16,292
Diluted	16,761	16,714	16,736	16,656

RED ROBIN GOURMET BURGERS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Year Ended
	December 31, 2006	December 25, 2005
Cash Flows From Operating Activities:
Net income	$29,362	$27,386
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	33,874	26,115
Stock-based compensation expense	5,776	2,890
Provision (benefit) for deferred income taxes	4,722	(3,102)
Income tax benefit from exercise of stock options	—	2,580
Other, net	306	738
Changes in operating assets and liabilities	4,736	8,667
Cash provided by operating activities, net of effects of acquired business	78,776	65,274

Cash Flows From Investing Activities:
Changes in marketing fund restricted cash	(753)	159
Acquisition of franchise restaurants, net of cash acquired	(40,745)	—
Purchases of property and equipment	(95,365)	(83,825)
Proceeds from insurance settlement	—	335
Cash used in investing activities	(136,863)	(83,331)

Cash Flows From Financing Activities:
Borrowings of long-term debt	73,180	62,288
Payments of long-term debt and capital leases	(17,997)	(54,857)
Repayment of stockholders/officers notes	—	3,600
Proceeds from exercise of stock options and employee stock purchase plan	2,207	6,190
Excess tax benefit related to exercise of stock options	566	—
Purchase of treasury stock	—	(83)
Debt issuance costs	(447)	(721)
Cash provided by financing activities	57,509	16,417

Net change in cash and cash equivalents	(578)	(1,640)
Cash and cash equivalents, beginning of year	3,340	4,980
Cash and cash equivalents, end of year	$2,762	$3,340

Supplemental Disclosure of Cash Flow Information:
Income taxes paid	$12,075	$13,170
Interest paid, net of amounts capitalized	4,224	2,697

Supplemental Disclosure of Non-Cash Items:
Purchases of property and equipment on account	$9,500	$2,990
Capital lease obligations incurred for building and equipment purchases	$264	$3,350

Schedule I

Reconciliation of Non-GAAP Restaurant-Level Operating Profit to Income
from Operations and Net Income

The Company defines restaurant-level operating profit to be restaurant revenues minus restaurant-level operating costs, excluding restaurant closures and impairment costs in the event closure or impairment charges are incurred. It does not include general and administrative costs, depreciation and amortization, franchise development costs and pre-opening costs. The Company believes that restaurant-level operating profit is an important measure of financial performance because it is widely regarded in the restaurant industry as a useful metric by which to evaluate restaurant-level operating efficiency and performance. The Company excludes restaurant closure costs as they do not represent a component of the efficiency of continuing operations. Restaurant impairment costs are excluded, because, similar to depreciation and amortization, they represent a non-cash charge for the Company’s investment in its restaurants and not a component of the efficiency of restaurant operations. Restaurant-level operating profit is not a measurement determined in accordance with generally accepted accounting principles (“GAAP”) and should not be considered in isolation, or as an alternative, to income from operations or net income as indicators of financial performance. Restaurant-level operating profit as presented may not be comparable to other similarly titled measures of other companies. The table below sets forth certain unaudited information for the thirteen and fifty-three weeks ended December 31, 2006 and the twelve and fifty-two weeks ended December 25, 2005, expressed as a percentage of total revenues, except for the components of restaurant operating costs, which are expressed as a percentage of restaurant revenues.

	Thirteen and Twelve Weeks Ended				Fifty-Three and Fifty-Two Weeks Ended
	December 31, 2006		December 25, 2005		December 31, 2006		December 25, 2005

Restaurant revenues	$160,353	97.9%	$113,052	97.0%	$603,391	97.5%	$471,860	97.1%
Restaurant operating costs:
Cost of sales	35,869	22.4	25,509	22.6	136,470	22.6	109,419	23.2
Labor.	54,081	33.7	39,153	34.6	206,572	34.2	160,142	33.9
Operating	25,703	16.0	18,276	16.2	94,733	15.7	71,929	15.2
Occupancy	10,148	6.3	6,830	6.0	37,593	6.2	29,669	6.3
Restaurant-level operating profit	34,552	21.5	23,284	20.6	128,023	21.2	100,701	21.3

Add — other revenues	3,412	2.1	3,446	3.0	15,330	2.5	14,163	2.9
Deduct — other operating:
Depreciation and amortization	8,972	5.5	6,721	5.8	33,874	5.5	26,115	5.4
General and administrative	13,276	8.1	9,160	7.9	51,405	8.3	36,666	7.5
Pre-opening costs	1,848	1.1	2,075	1.8	8,491	1.4	6,250	1.3
Reacquired franchise costs	301	0.2	—	—	1,735	0.3	—	—
Significant and unusual items, net	—	—	—	—	—	—	1,543	0.3
Total other operating	24,397	14.9	17,956	15.4	95,505	15.5	70,574	14.5

Income from operations	13,567	8.3	8,774	7.5	47,848	7.7	44,290	9.1

Total other expenses	1,926	1.2	735	0.6	5,549	0.9	3,046	0.6
Provision for income taxes	2,820	1.7	2,506	2.2	12,937	2.1	13,858	2.9
Total other	4,746	2.9	3,241	2.8	18,486	3.0	16,904	3.5

Net income	$8,821	5.4%	$5,533	4.7%	$29,362	4.7%	$27,386	5.6%

Certain percentage amounts in the table above do not sum due to rounding as well as the fact that restaurant operating costs are expressed as a percentage of restaurant revenues, as opposed to total revenues.

Schedule II

Reconciliation of Non-GAAP Results to GAAP Results

In addition to the results provided in accordance with Generally Accepted Accounting Principles (“GAAP”) throughout this press release, the Company has provided non-GAAP measurements which present the thirteen and fifty-three week periods ended December 31, 2006, year-over-year change in net income and diluted net income per share excluding the impact of stock-based compensation expense required under Statement of Financial Accounting Standards (SFAS) No. 123R, Share-Based Payment, (SFAS 123R), the reacquired franchise costs, the significant and unusual items incurred in 2005 as described previously, and the impact of the extra week in fiscal 2006.  The Company adopted SFAS 123R beginning in fiscal 2006 using the modified prospective transition method and, as a result, will not retroactively adjust results from prior periods. The non-GAAP measurements are intended to supplement the presentation of the Company’s financial results in accordance with GAAP.  The Company believes that the presentation of these items provides additional information to facilitate the comparison of past and present financial results.

	Thirteen Weeks Ended		Twelve Weeks Ended		Year Over Year
	December 31, 2006		December 25, 2005		Percentage Change
	Net Income	Diluted EPS	Net Income	Diluted EPS	Net Income	Diluted EPS
Reported	$8,821	$0.53	$5,533	$0.33	59.4%	60.6%
After-tax impact of:
Stock-based compensation expense	913	0.06	—	—
Reacquired franchise costs	228	0.01	—	—
Extra week in 2006	(1,879)	(0.11)	—	—
Adjusted	$8,083	$0.49	$5,533	$0.33	46.1%	48.5%

	Fifty-Three Weeks Ended		Fifty-Two Weeks Ended		Year Over Year
	December 31, 2006		December 25, 2005		Percentage Change
	Net Income	Diluted EPS	Net Income	Diluted EPS	Net Income	Diluted EPS
Reported	$29,362	$1.75	$27,386	$1.64	7.2%	6.7%
After-tax impact of:
Stock-based compensation expense	4,009	0.24	64	—
Reacquired franchise costs	1,204	0.07	—	—
Significant and unusual items, net	—	—	1,025	0.06
Extra week in 2006	(1,879)	(0.11)	—	—
Adjusted	$32,696	$1.95	$28,475	$1.70	14.8%	14.7%